Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: MZTI
May 4, 2026	TRADED: Nasdaq

THE MARZETTI COMPANY REPORTS THIRD QUARTER SALES AND EARNINGS
WESTERVILLE, Ohio, May 4 - The Marzetti Company (Nasdaq: MZTI) reported results today for the company’s fiscal third quarter ended March 31, 2026.
Summary
•Consolidated net sales declined 1.0% to $453.4 million versus $457.8 million last year. Excluding non-core net sales attributed to a temporary supply agreement (“TSA”) with Winland Foods, Inc. that totaled $1.5 million in the current-year quarter and $2.1 million last year, Adjusted Consolidated Net Sales declined 0.9% to $451.8 million. Retail net sales declined 3.2% to $233.8 million while Foodservice net sales advanced 1.5% to $219.6 million on a reported basis. Excluding the non-core TSA sales, Adjusted Foodservice Net Sales increased 1.8% to $218.1 million.
•Consolidated gross profit increased $1.3 million, or 1.2%, to a third quarter record $107.2 million with reported gross margin up approximately 50 basis points to 23.6%. The gross profit improvement reflects the benefit of our ongoing cost savings programs.
•SG&A expenses increased $5.4 million to $61.4 million. SG&A expenses include $3.5 million in acquisition-related costs in the current-year quarter versus $1.7 million last year. The higher SG&A costs also reflect increased investments in personnel and IT to enable future growth of the business.
•Consolidated operating income declined $3.3 million to $46.6 million. Excluding all acquisition-related SG&A costs and current-year proceeds of $0.8 million from an insurance claim, Adjusted Operating Income declined $2.3 million to $49.3 million. This decrease reflects the impact of the higher SG&A expenses partially offset by the increase in gross profit.
•Net income was $1.35 per diluted share versus $1.49 per diluted share last year. In the current-year quarter, the acquisition-related SG&A expenses decreased net income by $0.10 per diluted share, while the insurance claim proceeds increased net income by $0.02 per diluted share. In the prior-year quarter, acquisition-related SG&A costs reduced net income by $0.05 per diluted share.
•As previously announced, on May 1, we completed our acquisition of Bachan’s, Inc., the fast-growing Japanese Barbecue Sauce brand known for its delicious, authentic, clean-label products.
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CEO David A. Ciesinski commented, “We were pleased to report record-high gross profit in the quarter despite the decline in net sales. In our Retail segment, our category-leading frozen bread brands performed well as sales of our New York BakeryTM frozen garlic bread products continued to grow and increase market share while sales of our Sister Schubert’s® dinner rolls benefited from the pull-forward of demand due to the earlier Easter holiday. These sales gains were more than offset by the impacts of category softness and reduced sales into the club channel. In the Foodservice segment, reported net sales increased 1.5% while Adjusted Foodservice Net Sales, which exclude non-core TSA sales, grew 1.8%, led by higher demand from several of our core national chain restaurant accounts.”
“Looking ahead to the final quarter of our fiscal year, in addition to incremental sales attributed to the Bachan’s acquisition, we expect Retail sales will benefit from new product introductions including Marzetti® Protein Ranch dressing and veggie dips, a new Olive Garden® Zesty Italian dressing flavor, and the addition of a larger-sized bottle for the popular Chick-fil-A® Avocado Lime Ranch dressing. In the Foodservice segment, we anticipate continued growth from select customers in our mix of national chain restaurant accounts.”
Third Quarter Results
Consolidated net sales decreased 1.0% to $453.4 million versus $457.8 million last year. Excluding non-core sales attributed to the TSA with Winland Foods, Inc., Adjusted Consolidated Net Sales decreased 0.9% to $451.8 million. Retail segment net sales declined 3.2% to $233.8 million driven by a 5.6% decrease in the segment’s sales volume, measured in pounds shipped, partially offset by some inflationary pricing. The non-core TSA sales, which totaled $1.5 million in the current-year quarter and $2.1 million last year, are accounted for as Foodservice segment sales and resulted from our acquisition of the Winland Foods sauce and dressing production facility located in Atlanta, Georgia. The TSA sales commenced in March 2025 and concluded during our fiscal third quarter ended March 31, 2026. Excluding the non-core TSA sales, Adjusted Foodservice Net Sales improved 1.8% to $218.1 million while the segment’s sales volumes, measured in pounds shipped, increased 0.8%.
Consolidated gross profit increased $1.3 million, or 1.2%, to a third quarter record $107.2 million. The higher gross profit reflects the benefit of our ongoing cost savings programs. Adjusted Gross Margin, which excludes all non-core TSA sales as those sales did not contribute meaningfully to gross profit, increased approximately 50 basis points to 23.7%.
SG&A expenses increased $5.4 million to $61.4 million. SG&A expenses include $3.5 million and $1.7 million in acquisition-related costs in the current- and prior-year quarters, respectively. The higher SG&A costs also reflect increased investments in personnel and IT to enable future growth of the business.
Income of $0.8 million reported in the Restructuring, Impairment and Other line item represents insurance claim proceeds related to the manufacturing equipment impairment charge that we recognized in this year’s fiscal second quarter.
Consolidated operating income declined $3.3 million to $46.6 million. Excluding all acquisition-related SG&A costs and the $0.8 million in insurance claim proceeds, Adjusted Operating Income declined $2.3 million. This decrease reflects the impact of the higher SG&A expenses as partially offset by the increase in gross profit.
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Net income declined $4.1 million to $37.1 million, or $1.35 per diluted share, versus $1.49 per diluted share last year. The acquisition-related SG&A costs reduced net income by $0.10 per diluted share while the insurance claim proceeds increased net income by $0.02 per diluted share. In the prior-year quarter, acquisition-related costs in SG&A reduced net income by $0.05 per diluted share.
Fiscal Year-to-Date Results
For the nine months ended March 31, 2026, consolidated net sales increased 2.2% to $1,464.8 million compared to $1,433.7 million a year ago. Excluding all non-core sales attributed to the TSA with Winland Foods, Inc., Adjusted Consolidated Net Sales increased 0.9% to $1,444.4 million. Reported operating income declined 0.2% to $181.0 million while Adjusted Operating Income, which excludes all acquisition-related SG&A costs and Restructuring, Impairment and Other items, increased 1.0% to $186.6 million. Net income for the nine-month period totaled $143.3 million, or $5.21 per diluted share, versus the prior-year amount of $134.8 million, or $4.89 per diluted share. In the current-year period, acquisition-related costs in SG&A reduced net income by $2.7 million, or $0.10 per diluted share, while the net impact of Restructuring, Impairment and Other items reduced net income by $1.6 million, or $0.06 per diluted share. In the prior-year period, a noncash pension settlement charge resulting from our decision to terminate the company’s legacy pension plans reduced net income by $10.8 million, or $0.39 per diluted share, and acquisition-related SG&A expenses reduced net income by $2.6 million, or $0.09 per diluted share.
Conference Call on the Web
The company’s third quarter conference call is scheduled for this morning, May 4, at 10:00 a.m. ET. Access to a live webcast and subsequent replay of the call is available through a link on the company’s website at investors.marzetticompany.com.
About The Marzetti Company
The Marzetti Company is a manufacturer and marketer of specialty food products for the retail and foodservice channels.
Forward-Looking Statements
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:
•the ability to successfully integrate the acquired Bachan’s, Inc. business and achieve operational and financial performance objectives;
•changes in demand for our products, which may result from changes in consumer behavior or loss of brand reputation or customer goodwill;
•efficiencies in plant operations and our overall supply chain network;
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•geopolitical events that could create unforeseen business disruptions and impact the cost or availability of raw materials and energy;
•inflationary pressures resulting in higher input costs;
•adverse changes in freight, energy or other costs of producing, distributing or transporting our products;
•fluctuations in the cost and availability of ingredients and packaging;
•the reaction of customers or consumers to pricing actions we take to offset inflationary costs;
•price and product competition;
•changes in our cash flow or use of cash in various business activities;
•the success and cost of new product development efforts;
•the lack of market acceptance of new products;
•the impact of customer store brands on our branded retail volumes;
•the impact of any laws and regulatory matters affecting our food business, including any additional requirements imposed by the federal, state or local government;
•adverse changes in trade policies, including increased tariffs, retaliatory trade measures, or other trade restrictions;
•dependence on key personnel and changes in key personnel;
•adequate supply of labor for our manufacturing facilities;
•stability of labor relations;
•the extent to which good-fitting business acquisitions are identified, acceptably integrated, and achieve operational and financial performance objectives;
•dependence on a wide array of critical third parties to support our operations, including contract manufacturers, distributors, logistics providers and IT vendors;
•cyber-security incidents, information technology disruptions, and data breaches;
•the potential for loss of larger programs or key customer relationships;
•capacity constraints that may affect our ability to meet demand or may increase our costs;
•failure to maintain or renew license agreements;
•the possible occurrence of product recalls or other defective or mislabeled product costs;
•maintenance of competitive position with respect to other manufacturers;
•the outcome of any litigation or arbitration;
•the effect of consolidation of customers within key market channels;
•significant shifts in consumer demand and disruptions to our employees, communities, customers, supply chains, production planning, operations, and production processes resulting from the impacts of epidemics, pandemics or similar widespread public health concerns and disease outbreaks;
•changes in estimates in critical accounting judgments; and
•risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).
Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Dale N. Ganobsik
Vice President, Corporate Finance and Investor Relations
The Marzetti Company
Phone: 614/224-7141
Email: ir@marzetti.com
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The Marzetti Company
Condensed Consolidated Statements of Income
(Unaudited, In thousands except per-share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2026	2025	2026	2025
Net sales	$453,368	$457,836	$1,464,793	$1,433,695
Cost of sales	346,152	351,874	1,101,498	1,084,141
Gross profit	107,216	105,962	363,295	349,554
Selling, general & administrative expenses	61,439	56,085	180,264	168,152
Restructuring, impairment and other, net	(800)	—	2,010	—
Operating income	46,577	49,877	181,021	181,402
Pension settlement charge	—	—	—	(13,968)
Other, net	1,741	1,960	4,428	5,520
Income before income taxes	48,318	51,837	185,449	172,954
Taxes based on income	11,263	10,713	42,133	38,136
Net income	$37,055	$41,124	$143,316	$134,818

Net income per common share: (a)
Basic	$1.35	$1.49	$5.22	$4.89
Diluted	$1.35	$1.49	$5.21	$4.89

Cash dividends per common share	$1.00	$0.95	$2.95	$2.80

Weighted average common shares outstanding:
Basic	27,363	27,482	27,407	27,473
Diluted	27,377	27,496	27,429	27,490

(a)        Based on the weighted average number of shares outstanding during each period.
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The Marzetti Company
Business Segment Information
(Unaudited, In thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2026	2025	2026	2025
Net Sales
Retail	$233,771	$241,532	$759,141	$761,855
Foodservice	219,597	216,304	705,652	671,840
Total Net Sales	$453,368	$457,836	$1,464,793	$1,433,695

Operating Income
Retail	$47,145	$45,578	$160,514	$170,790
Foodservice	27,367	28,111	98,924	82,744
Nonallocated Restructuring, Impairment and Other	—	—	(1,404)	—
Corporate Expenses	(27,935)	(23,812)	(77,013)	(72,132)
Total Operating Income	$46,577	$49,877	$181,021	$181,402

The Marzetti Company
Condensed Consolidated Balance Sheets
(Unaudited, In thousands)

	March 31, 2026	June 30, 2025
Assets
Current assets:
Cash and equivalents	$218,447	$161,476
Receivables	98,310	95,817
Inventories	175,263	169,301
Other current assets	21,911	17,037
Total current assets	513,931	443,631
Net property, plant and equipment	546,427	534,543
Other assets	295,697	296,550
Total assets	$1,356,055	$1,274,724

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$134,577	$117,962
Accrued liabilities	64,278	68,332
Total current liabilities	198,855	186,294
Noncurrent liabilities and deferred income taxes	112,404	89,935
Shareholders’ equity	1,044,796	998,495
Total liabilities and shareholders’ equity	$1,356,055	$1,274,724
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Reconciliation of GAAP to non-GAAP Financial Measures
The Marzetti Company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). However, from time to time, the corporation may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as Adjusted Consolidated Net Sales, Adjusted Foodservice Net Sales, Adjusted Cost of Sales, Adjusted Gross Profit, Adjusted Gross Margin and Adjusted Operating Income. Management considers such non-GAAP financial measures to provide useful supplemental information to investors in facilitating year-over-year comparisons by removing non-recurring items or other items that management believes do not directly reflect the underlying operations. Management uses these non-GAAP measures in the preparation of our annual operating plan and for our monthly analysis of operating results. Reconciliations of the non-GAAP measures to the most comparable GAAP financial measures are provided below. The corporation’s definitions of these non-GAAP measures may differ from similarly titled measures used by other companies. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.
Adjusted Consolidated Net Sales, Adjusted Foodservice Net Sales, Adjusted Cost of Sales, Adjusted Gross Profit and Adjusted Gross Margin are non-GAAP financial measures that exclude non-core sales and cost of sales attributed to a temporary supply agreement (“TSA”) made in connection with our February 2025 acquisition of Winland’s Atlanta-based sauce and dressing production facility. The TSA sales are included in the reported net sales for our Foodservice segment and did not contribute meaningfully to gross profit. The TSA sales commenced in March 2025 and concluded during the quarter ended March 31, 2026. The following tables present a reconciliation between net sales, cost of sales, gross profit and gross margin as reported in accordance with GAAP and Adjusted Consolidated Net Sales, Adjusted Foodservice Net Sales, Adjusted Cost of Sales, Adjusted Gross Profit and Adjusted Gross Margin for the three and nine month periods ended March 31, 2026 and 2025.

	Three Months Ended March 31, 2026			Three Months Ended March 31, 2025
(Unaudited, Dollars In Thousands)	Reported	TSA-Related	Adjusted (non-GAAP)	Reported	TSA-Related	Adjusted (non-GAAP)
Consolidated
Net Sales	$453,368	$1,539	$451,829	$457,836	$2,063	$455,773
Cost of Sales	346,152	1,539	344,613	351,874	2,063	349,811
Gross Profit	$107,216	$—	$107,216	$105,962	$—	$105,962
Gross Margin	23.6%	—%	23.7%	23.1%	—%	23.2%

Foodservice Segment
Foodservice Net Sales	$219,597	$1,539	$218,058	$216,304	$2,063	$214,241

	Nine Months Ended March 31, 2026			Nine Months Ended March 31, 2025
(Unaudited, Dollars In Thousands)	Reported	TSA-Related	Adjusted (non-GAAP)	Reported	TSA-Related	Adjusted (non-GAAP)
Consolidated
Net Sales	$1,464,793	$20,415	$1,444,378	$1,433,695	$2,063	$1,431,632
Cost of Sales	1,101,498	20,415	1,081,083	1,084,141	2,063	1,082,078
Gross Profit	$363,295	$—	$363,295	$349,554	$—	$349,554
Gross Margin	24.8%	—%	25.2%	24.4%	—%	24.4%

Foodservice Segment
Foodservice Net Sales	$705,652	$20,415	$685,237	$671,840	$2,063	$669,777
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Adjusted Operating Income is a non-GAAP financial measure that excludes certain items affecting comparability, which can impact the analysis of our underlying core business performance and trends. The following table presents a reconciliation between operating income as reported in accordance with GAAP and Adjusted Operating Income for the three and nine month periods ended March 31, 2026 and 2025. The $3.5 million adjustment for the three and nine months ended March 31, 2026 reflects incremental SG&A expenses attributed to the Bachan’s acquisition. The $0.8 million adjustment for the three months ended March 31, 2026 reflects a recovery through an insurance claim related to a previously recognized asset impairment charge. The $2.0 million adjustment for the nine months ended March 31, 2026 consists of $1.4 million in charges related to the impairment of manufacturing equipment, the $0.8 million insurance recovery, and $1.4 million attributed to the restructuring and impairment charges resulting from the closure of our sauce and dressing production facility in Milpitas, California. The prior-year adjustments of $1.7 million and $3.3 million for the three and nine months ended March 31, 2025, respectively, reflect incremental SG&A expenses attributed to the Atlanta production facility acquisition.

	Three Months Ended March 31,				Nine Months Ended March 31,
(Unaudited, Dollars In Thousands)	2026	2025	Change		2026	2025	Change
Reported Operating Income	$46,577	$49,877	$(3,300)	(6.6)%	$181,021	$181,402	$(381)	(0.2)%
SG&A Expenses - Acquisition Costs	3,535	1,710	1,825	106.7%	3,535	3,330	205	6.2%
Restructuring, Impairment and Other, Net	(800)	—	(800)	N/M	2,010	—	2,010	N/M
Adjusted Operating Income (non-GAAP)	$49,312	$51,587	$(2,275)	(4.4)%	$186,566	$184,732	$1,834	1.0%
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